Exhibit 10.1

SEPARATION AGREEMENT BETWEEN
GERBER SCIENTIFIC, INC. AND BERNARD J. DEMKO

            This Agreement is a contract between Bernard J. Demko ("you") and Gerber Scientific, Inc., its predecessors, successors in interest, affiliates, divisions, subsidiaries, directors, officers, agents, fiduciaries, and employees (collectively "Gerber" or "the Company"), relating to your separation from Gerber effective on July 18, 2007. You should thoroughly review and understand the Agreement before signing it. GERBER FURTHER ADVISES YOU TO CONSULT AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

A. BENEFITS TO YOU FOR SIGNING THIS AGREEMENT:

In exchange for the consideration stated in this Agreement, Gerber agrees to:

Permit you to resign your employment and such other offices as you may hold with any other Gerber organization anywhere in the world, effective July 18, 2007. You agree to execute any such documents as may be required to remove you from any such position.

Pay you the equivalent of one year's salary ($294,150.00) with appropriate deductions for tax purposes. This payment will be made in a lump sum within twenty-one (21) days following both your execution of this Agreement and the expiration of the seven-day revocation period.

In addition to the above items, the Parties agree:

1. To rescind the Separation Agreement and Consulting Agreement entered into between you and Gerber on June 22, 2007. Upon the Parties' execution of this Agreement, those agreements shall immediately be null and void;

2. You will receive back-pay from the date your employment was suspended without pay on June 12, 2007 in the amount of $30,546.72. This payment will be made in a lump sum within twenty-one (21) days following both your execution of this Agreement and the expiration of the seven-day revocation period.

3. Notwithstanding the above, you will be entitled to retain the $20,500 already paid to you under the Consulting Agreement;

4. Gerber will make payments on your behalf regarding the continuation of health, dental and life insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") commencing August 1, 2007 for twelve months unless such payments are no longer required. You shall give Gerber prompt notice if such payments are no longer required.

5. To pay your bonus of $101,481.75, less appropriate deductions for tax purposes, for the fiscal year 2007. This payment will be made in a lump sum within twenty-one (21) days following both your execution of this Agreement and the expiration of the seven-day revocation period.

            You agree that you would not be entitled to receive these items in the absence of this Agreement and had you remained employed by Gerber and not resigned in accordance with this Agreement, and you further agree that you shall not receive, and are not entitled to receive, any further payment or benefit from Gerber.

            In addition, upon receipt of all documentation of reasonable expenses that are outstanding you have incurred on behalf Gerber, you will he reimbursed for such expenses and will receive all outstanding vacation pay due you in the amount of $25,000.00, less appropriate deductions for tax purposes, payments for expenses already submitted will be paid in the next accounts payable check run and payments for vacation will be paid in the next pay period.

            Gerber will not issue any report to any third parties regarding you or your activities at Gerber other than a Form 8K/A filed with the Securities and Exchange Commission for the purpose of indicating that your separation date has changed to July l8, 2007. If any inquiry is made by any regulatory or governmental agency or other third party by legal means implicating such activities, Gerber will necessarily respond forthrightly.

            B. RELEASE AND WAIVER: In exchange for the payments and benefits to you described above, you agree to release Gerber, its past, present and future affiliates, officers, directors, employees, and agents, from any and all claims or demands, known or unknown, which you ever had, may have had, now have, or which your heirs, executors or administrators hereinafter shall have or may have against Gerber, including but not limited to those which are related in any way to your employment with Gerber or the termination of that employment. You agree that you have executed this Agreement on your own behalf, and also on behalf of any heirs, agents, representatives, successors and assigns that you may have now or in the future.

            You also agree that this Release and Waiver covers, but is not limited to, claims arising under: Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended (also known as "ERISA"); the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act, as amended ("ADEA"); the Connecticut Fair Employment Practices Act; any other federal, state or local law dealing with discrimination on any basis, including sex, race, national origin, veteran status, marital status, religion, disability, sexual orientation, reservist status, or age; any other federal, state or local law or regulation or any common law governing the payment of wages, commissions or any other form of compensation; any public policy, contract, tort, or common law; or any claim for costs, fees, or other expenses including attorneys' fees incurred in these matters. Your Release and Waiver covers all complaints, claims, or demands based on any facts or events, whether known or unknown by you, that occurred on or before the date you sign this Agreement. This Release and Waiver does not apply to claims arising under any workers' compensation statute, except it does apply to claims for wrongful discharge or other discrimination in employment for exercising rights under such statute.

            Gerber also agrees to release you from any and all claims, demands, actions or liabilities it may have against you of whatever kind, including but not limited to those that are related in any way to your employment with Gerber or the termination of that employment up to the date of the execution of this Agreement.

            C. NO FUTURE LAWSUITS: Except to enforce this Agreement, and to the extent permitted by law, the Parties agree never to file or make, or permit to be filed or made on your or its behalf, a lawsuit or claim of any kind against the other Party that is within the scope of the claims released in Section B above.

            D. NON-COMPETITION: For a period of one (1) year after the date you sign this Agreement, you agree that you will not compete, directly or indirectly, with the business of the Company, including competing directly or indirectly with Company in the development, production, marketing, or servicing of any product or service that the Company or its affiliates offers at the date of your signature on this Agreement; you will not attempt to recruit or entice any active employee of Company for employment or consulting purposes; you will not engage in any activity which conflicts with the interest of Company or would in any way interfere with Company's relationships with its customers, suppliers, independent contractors and/or employees; you will not accept employment from, enter into any consulting arrangement with, or serve on the board of directors of, any current or future competitor of Company, without Company's prior written consent.

            E. CONFIDENTIAL INFORMATION: All information obtained by you as a result of your prior employment with the Company, or performing Services for the Company hereunder, or otherwise, including any and all information relating to the business, business plans, customers, suppliers, consultants, strategies, technology, intellectual property, software programs, protocols, trade secrets, operations, records, finances or assets of Company or its affiliates ("Confidential Information") shall remain the property of Company and shall not ever be disclosed to third parties by you or your agents, employees, contractors or affiliates, without the written permission of the Company. Notwithstanding the foregoing sentence to the contrary, if you are required by a court of law to disclose Confidential Information, you shall first (where practical) provide the Company with notice and the opportunity to take appropriate action to preserve and protect the confidential nature of such information.

            You understand and agree that the terms of this Section are reasonable and necessary to protect the business interests of the Company. You further agree that any breach of this Section will cause the Company substantial, immediate, and irreparable damages for which monetary damages alone would not be sufficient compensation. Therefore, notwithstanding any other provision in this Agreement, in the event of any such breach or threatened breach, in addition to other remedies which may be available, all of which shall be cumulative, the Company shall have the right to obtain injunctive and other equitable relief.

            F. SURRENDER OF MATERIALS: You acknowledge that you have returned to Gerber all Gerber's property, including but not limited to vehicle, door, file and other keys; computer software or hardware; credit cards; equipment; and records, files or other documents, electronic or otherwise, including but not limited to any proprietary information of Gerber. You further acknowledge that you have not and will not retain any copies or excerpts of the materials described above, and that you will not attempt to retrieve or recreate any of the materials described above after the termination of your employment.

            G. CONFIDENTIALITY: You agree to keep confidential the terms of this Agreement and will not disclose them to any person or entity, except that you may disclose the terms to your immediate family and to any legal or financial counselor, as long as anyone to whom you make such a disclosure also agrees to be bound by this confidentiality provision. Gerber agrees to keep the terms of this Agreement confidential and will not disclose them to any person or entity, except to those persons with a need to know such terms as reasonably determined by the Company or if the Company shall be required to disclose the terms of this agreement to the Securities Exchange Commission, New York Stock Exchange, or other governmental agency under their applicable rules.

            H. EFFECTIVE DATE: This Agreement will become effective seven days following your signature hereon.

            I. GOVERNING LAW: This Agreement shall be governed by and construed under the laws of the State of Connecticut. Any disputes shall be resolved in a forum in Connecticut, and you shall consent to personal jurisdiction therein.

            J. ENTIRE AGREEMENT: This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Agreement except for those set forth in this Agreement.

            K. SEVERABILITY: Should any provision of this Agreement, excluding Section B and C, be declared illegal or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If any portion of Section B and C were ruled to he unenforceable for any reason and cannot be modified to be enforceable, you shall not be entitled to the consideration described in Paragraph A of this Agreement.

            L. AMENDMENT: This Agreement may not be modified, altered or changed except upon express written consent of both you and Gerber.

            M. FURTHER ACKNOWLEDGMENTS

            By signing below, you acknowledge:

1. You been advised to consult an attorney before signing this agreement.

2. You received this Agreement on July 18, 2007, and you have been given a period of up to twenty-one days from this date to consider this Agreement. By signing this Agreement prior to 21 days from July 18, 2007, you agree that you have had ample and reasonable time to review this Agreement and need no further time.

3. You understand that you may revoke this Agreement within the seven-day period following your signature on this Agreement. If you choose to revoke the Agreement, you must do so in writing, and such written notice must be received by Gerber on or before the seventh day.

4. You have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Agreement. This Agreement sets forth the entire agreement between you and Gerber and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises, including any employment agreements or offer letters. No changes to this Agreement shall be made, except in writing and signed by both parties.

You have read, understand, and voluntarily execute this Agreement and assent to its terms, affirming that your decision to sign this Agreement has been made freely and without any duress or coercion.

By signing below, you and Gerber each state that you enter into this Agreement voluntarily and knowingly and with full understanding of the effects of doing so.

Dated: July 18, 2007                                        /s/ Bernard J. Demko
                                                                        Bernard J. Demko
                                                                        6 Setting Sun Trail
                                                                        Ellington, CT 06029

STATE OF CONNECTICUT             )
                                                            )           ss:
COUNTY OF HARTFORD               )

Subscribed and sworn before me this _20 day
of July, 2007

Dated: July 20, 2007                                        /s/ William V. Grickis, Jr.
                                                                        Gerber Scientific, Inc.

                                                                        By: William V. Grickis, Jr.
                                                                        Senior Vice President, General Counsel,
                                                                        and Secretary, Gerber Scientific, Inc.

STATE OF CONNECTICUT             )
                                                            )           ss:
COUNTY OF HARTFORD               )

Subscribed and sworn before me this _20 day
of July, 2007

Commissioner of the Superior Court/ Notary Public
My Commission expires: